Exhibit 99

COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	March 19, 2010
Cooper Tire & Rubber Company Increases
Ownership at CCT joint venture
Findlay, Ohio, March 19, 2010 — Cooper Tire & Rubber Company (NYSE:CTB) today announced that it received final approval from the government of the People’s Republic of China to increase its ownership to 65 percent from the existing 51 percent at Cooper Chengshan Tire Company (CCT). The cost of the additional shares is approximately $18 million and the transaction will be concluded by month’s end.
Allen Tsaur, General Manager of Cooper’s Asian Pacific operations commented, “CCT is a critical part of Cooper’s strategy and has performed exceptionally well. We are excited about the opportunity to increase our ownership in these operations.”
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s Web site at www.coopertire.com.